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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
HICKORYTECH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD
MONDAY, APRIL 14, 2003

        The Annual Meeting of the Shareholders of HickoryTech Corporation, ("HickoryTech"), will be held at the Holiday Inn located at 101 Main Street, Mankato, Minnesota, on Monday, April 14, 2003 at 2:00 p.m., Central Time, for the following purposes:

  1.
  To elect three directors to serve for ensuing three-year terms; and

  2.
  To transact such other business as may properly come before the meeting or at any adjournment thereof.

        The Board of Directors has fixed the close of business on March 5, 2003, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS HICKORYTECH CORPORATION
/s/ DAVID A. CHRISTENSEN
David A. Christensen, Secretary
Mankato, Minnesota March 7, 2003

IMPORTANT

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR TAKE ADVANTAGE OF THE OPTION TO VOTE BY TELEPHONE. IF YOU CHOOSE TO RETURN THE PROXY CARD BY MAIL, WE HAVE ENCLOSED AN ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. TO VOTE BY PHONE, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY VOTING CARD. IF YOU DECIDE TO ATTEND THE MEETING AND VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

HICKORYTECH CORPORATION
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

March 7, 2003

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, APRIL 14, 2003

SOLICITATION

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of HickoryTech Corporation, ("HickoryTech"), for use at the Annual Meeting of Shareholders of HickoryTech to be held at the Holiday Inn located at 101 Main Street, Mankato, Minnesota, on Monday, April 14, 2003, at 2:00 p.m. (Central Time) or at any adjournment thereof. All properly executed proxies will be voted at the meeting. This proxy statement and the enclosed proxy card are being first mailed to shareholders on or about March 7, 2003.

REVOCABILITY OF PROXY

        A shareholder's proxy may be revoked by that shareholder at any time before it is exercised by filing a later dated proxy (either by mail or by telephone) or a written notice of revocation with HickoryTech's Secretary, or by voting in person at the meeting. Unless so revoked, properly executed proxies will be voted in the manner set forth in this proxy statement or as otherwise specified by the shareholder giving the proxy.

ANNUAL REPORT

        The Annual Report of HickoryTech for the fiscal year 2002, including financial statements, is enclosed in the envelope containing this proxy statement.

VOTING

        Each shareholder of record at the close of business on March 5, 2003, is entitled to one vote for each share of common stock held. As of that date 14,003,335 shares were outstanding.

        For each share held, shareholders may cast one vote for each proposal identified on the proxy card. For each share held, shareholders may cast one vote for each of the three directorships to be filled at this meeting. If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card. Shareholders can vote their shares by toll-free telephone call as an alternative to completing and mailing the enclosed proxy card. The procedures for telephone voting are described on the proxy card. The telephone voting procedures are designed to verify shareholders' identities, allow shareholders to give voting instructions and confirm that their instructions have been recorded properly. Shareholders who vote by telephone need not return a proxy card by mail.

        A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the meeting. Abstentions will be counted as present or represented at the meeting for purposes of determining whether a quorum exists and calculating the number of votes cast, but will be deemed not to have been voted in favor of the matter with respect to which the proxy authority has been withheld. Broker non-votes with respect to any matter brought to a vote will be treated as present and entitled to vote for purpose of the presence of a quorum, but will not be considered as present and entitled to vote for purposes of determining whether the requisite vote has been obtained and, therefore, will have no effect on the outcome of any such matter. A majority of the shares present or represented at the meeting and entitled to vote is required for approval of the proposals requiring a shareholder vote.

ITEMS REQUIRING YOUR CONSIDERATION

        The following item in this proxy statement requires your consideration and approval:

  1.
  Election of three directors for three-year terms. See page 3.

ELECTION OF DIRECTORS

        There are currently ten directors on HickoryTech's Board of Directors. The directors are divided into three classes; each class of directors serves a three-year term. Three directors will be elected at the Annual Meeting. The terms of directors Lyle T. Bosacker, Myrita P. Craig and John E. Duffy expire in 2003; and the Board of Directors has nominated Messrs. Bosacker and Duffy and Ms. Craig for re-election to the board for a three-year term. Proxies may not be voted for more than three nominees.

        The following table sets forth information, as of February 28, 2003, including business experience during the past five years, as to the nominees for election and as to the other directors.

        ROBERT D. ALTON, JR. has served as a director since 1993. His present term expires in 2005. Mr. Alton, age 54, served as President and Chief Executive Officer of HickoryTech from 1993 to 2002. Prior to joining HickoryTech, Mr. Alton served as President of Telephone Operations for Contel Corporation and was employed in various executive and financial capacities at Contel Corporation for twenty-one years. Contel Corporation was a provider of telecommunications services.

        LYLE T. BOSACKER has served as a director since 1988. His present term expires at the annual meeting, and he is a nominee. Mr. Bosacker, age 60, has served as President of CEO Advisors, Inc. since 1993. CEO Advisors provides management consulting and information system planning services. Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.

        MYRITA P. CRAIG has served as a director since 1998 and Chairman of the HickoryTech Board since January 2003. Her present term expires at the annual meeting, and she is a nominee. Since 1999, Ms. Craig, age 49, has served as CEO of Sapientia Consulting Inc., which provides management consulting and strategic planning services. She is currently engaged with the Greater Cincinnati Chamber of Commerce as Vice President, Small Business Development. Prior to establishing the consulting firm, Ms. Craig was employed by Cincinnati Bell, Inc. from 1984 to 1999. She served as its Vice President, Customer Sales and Service and had assignments in strategic planning, corporate development and operations. Cincinnati Bell, Inc. is a provider of telecommunications services.

        JOHN E. DUFFY has served as a director and the President and Chief Executive Officer of HickoryTech Corporation since July 2002. His present term expires at the annual meeting and he is a nominee. Prior to joining HickoryTech, Mr. Duffy, age 53, was employed by Verizon Communications for twenty-nine years where he held various executive level sales and marketing positions including Director of Business Sales and Service from 2000 to 2001, Director of Consumer & Small Business Sales and Service from 1999 to 2000 and Assistant Vice President of Channel Sales and Engineering from 1997 to 1999. Verizon Communications is a provider of telecommunication services.

        ROBERT K. ELSE has served as a director since 1990. His present term expires in 2005. Mr. Else, age 67, has served as the President of EI Microcircuits, Inc. in Mankato, Minnesota since 1984. EI Microcircuits manufactures and assembles electronic circuit boards.

        JAMES H. HOLDREGE has served as a director since 1992, and his present term expires in 2004. Mr. Holdrege, age 64, retired as General Manager and Chief Operating Officer at Electric Machinery Company, a subsidiary of Ideal Electric, in 2001. Electric Machinery manufactures and services electric motors and generators around the world. Prior to that, Mr. Holdrege served as the General Manager of KATO Engineering Division, Caterpillar Corporation where he had been employed since 1984.

        LYLE G. JACOBSON has served as a director since 1989 and his present term expires in 2004. Mr. Jacobson, age 61, has served as the President and Chief Executive Officer of Katolight Corporation in Mankato, Minnesota since 1985. Katolight Corporation is a manufacturer of diesel and gas powered electrical generator sets and generator controls.

        R. WYNN KEARNEY, JR. has served as a director since 1993 and his present term expires in 2005. Dr. Kearney, age 59, has been in private practice with the Orthopaedic & Fracture Clinic, P.A. with offices in southern Minnesota, since 1972, and is its senior surgeon. Dr. Kearney is Assistant Clinical Professor of the University of Minnesota Medical School and a minority owner of the Minnesota Timberwolves NBA basketball team. He is also a director of Exactech, Inc. of Gainesville, Florida.

        STARR J. KIRKLIN has served as a director since 1989. His present term expires in 2004. Mr. Kirklin, age 66, retired from U.S. Bank, Mankato, in February of 1996.

        ROBERT E. SWITZ has served as a director since 1999 and his present term expires in 2005. Mr. Switz, age 56, has been employed by ADC Telecommunications, Inc. since 1994. He is currently its Executive Vice President and Chief Financial Officer. He was its Senior Vice President and Chief Financial Officer from 1997 to 2001, and its Vice President and Chief Financial Officer from 1994 to 1997. ADC is a leading supplier of transmission and network systems. Prior to his employment at ADC, Mr. Switz worked for Burr-Brown Corporation, a multinational manufacturer of precision microelectronics and systems products, where he served in a variety of financial and management positions including Vice President, European Operations, Ventures and Finance from 1988 to 1994.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ALL NOMINEES.

        You may vote for all, some or none of the nominees for election to the Board. Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of each of the above-listed nominees. If any of the nominees are not candidates for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other person or persons as they may, in their discretion, determine.

SECURITY OWNERSHIP OF MANAGEMENT

        Directors, nominees and the executive officers of HickoryTech named under "Summary Compensation Table" own the following shares of common stock of HickoryTech as of February 28, 2003:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent of Common Stock
Robert D. Alton, Jr.	211,717	(b)(f)	1.5%
Lyle T. Bosacker	420,276	(c)(f)	3.0%
Myrita P. Craig	24,536	(f)	*
John E. Duffy	3,011		*
Robert K. Else	39,132	(f)	*
James H. Holdrege	29,000	(f)	*
Lyle G. Jacobson	53,646	(d)(f)	*
R. Wynn Kearney, Jr.	145,512	(e)(f)	1.0%
Starr J. Kirklin	28,281	(f)	*
Robert E. Switz	19,000	(f)	*
David A. Christensen	76,110	(b)(f)	*
John W. Finke	29,971	(b)(f)	*
Jay C. Knauf	9,291	(b)(f)	*
F. Ernest Lombard	18,982	(b)(f)	*
All of the above and other executive officers as a group (17 persons)	1,173,245	(g)	8.4%

*
Less than 1%

(a)
Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

(b)
Includes shares held in a trust under the long-term portion of HickoryTech's Executive Incentive Plan as follows: Mr. Alton, 35,084; Mr. Christensen, 17,928; Mr. Finke, 7,907; Mr. Knauf, 4,933; and Mr. Lombard, 10,030.

(c)
Includes 263,253 shares held by Mr. Bosacker's spouse.

(d)
Includes 19,764 shares held by Mr. Jacobson's spouse.

(e)
Includes 45,000 shares held in a profit sharing trust,12,783 shares held in a family foundation and 300 shares held by Mr. Kearney's spouse.

(f)
Includes shares which may be acquired within 60 days after February 28, 2003 through the exercise of stock options as follows: Mr. Alton, 114,791; Mr. Bosacker, 26,000; Ms. Craig, 23,000; Mr. Else, 26,000; Mr. Holdrege, 20,000; Mr. Jacobson, 26,000; Mr. Kearney, 26,000; Mr. Kirklin, 26,000; Mr. Switz, 19,000; Mr. Christensen, 35,578; Mr. Finke, 17,167; Mr. Knauf, 2,667; and Mr. Lombard, 8,567.

(g)
Includes (i) 97,209 shares held in a trust for the benefit of executive officers pursuant to the long-term portion of HickoryTech's Executive Incentive Plan; (ii) 45,000 shares held in a profit sharing trust and (iii) 398,237 shares which may be acquired within 60 days after February 28, 2003, through the exercise of stock options.

OTHER EXECUTIVE OFFICERS

        In addition to Mr. Duffy, the executive officers of HickoryTech are as follows:

        JON L. ANDERSON, age 50, has served as a Vice President of HickoryTech since 1995. Mr. Anderson has also served as President of HickoryTech's Enterprise Solutions Division since 1994 and was its Vice President and General Manager from 1991 to 1994.

        DAVID A. CHRISTENSEN, age 50 has served as Secretary of HickoryTech since 1993, as Vice President and Chief Financial Officer of HickoryTech since 1989 and as Treasurer of HickoryTech since 1986.

        JOHN W. FINKE, age 40, has served as a Vice President of HickoryTech since 1999. He has served as the President of HickoryTech' s Telecom Division since 2003, as President of HickoryTech's Network Design & Operations Division from 2000 to 2003 and as President of HickoryTech's Telephone Operations from 1999 to 2000. He also served as Director of Engineering and Operations for Mankato Citizens Telephone Company, a subsidiary of HickoryTech from 1997 to 1999 and the Director of Engineering of that company from 1996 to 1997. Mr. Finke was Area Manager of Customer Operations for GTE Telephone Operations from 1994 to 1996. GTE is a provider of telecommunications services.

        MARY T. JACOBS, age 45, has served as a Vice President of HickoryTech since 1996, as HickoryTech's Vice President of Human Resources since 1998 and as HickoryTech's Director of Human Resources from 1993 to 1997.

        F. ERNEST LOMBARD, age 56, has served as a Vice President of HickoryTech since 1998. He has served as President of HickoryTech's Market & Strategic Planning Division since 2000, as President of Crystal Communications and Minnesota Southern Wireless Company, subsidiaries of HickoryTech, from 1998 to 2000, and as HickoryTech's Director of Corporate Development from 1997 to 1998. Prior to joining HickoryTech, Mr. Lombard served as Vice President of Marketing for MediaOne, Inc., a provider of telecommunications and cable television services, from 1996 to 1997. He served as Vice President of Operations for US West Communications Business and Government Services from 1993 to 1996. US West is a provider of telecommunications services.

        LANE C. NORDQUIST, age 52, has served as a Vice President of HickoryTech and as the President of HickoryTech's Information Solutions Division since joining the Company in June 2000. Mr. Nordquist worked for Select Comfort Corporation from 1996 to 2000 as its Vice President and Chief Information Officer. Select Comfort Corporation is a bedding manufacturer. From 1993 to 1996, Mr. Nordquist was the Director of Tech Services, PC LAN and Asset Management for Fingerhut Corporation. Fingerhut Corporation is a catalog retailer and direct marketer.

        There are no present family relationships between the executive officers, nor between the executive officers and the directors.

BENEFICIAL OWNERS OF COMMON STOCK

        The only shareholders known to HickoryTech Corporation to be the beneficial owners of more than five percent of HickoryTech's common stock as of February 28, 2003 are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock
Western Wireless Corporation 3650 131st Avenue SE Bellevue, Washington 98006	1,073,649	(a)	7.7%
Fenimore Asset Management, Inc. 384 N. Grand Street Box 310 Cobleskill, NY 12043	798,198	(b)	5.7%

(a)
Based solely on a Schedule 13D report filed with the SEC on December 4, 2002, by Western Wireless Corporation, Western CLEC Corporation and WWW CLEC Holding Corporation, reporting shared voting and dispositive power with respect to 1,073,649 shares of the Company's common stock.

(b)
Based sole on a 13G report filed with the SEC on February 14, 2003, by Fenimore Asset Management, Inc. ("Fenimore") and Thomas O. Putnam ("Putnam"), reporting sole voting and dispositive power with respect to 798,198 shares of the Company's common stock by Fenimore and shared voting and dispositive power with respect to 798,198 shares of the Company's common stock by Putnam.

SUMMARY COMPENSATION TABLE

        The cash and noncash compensation for each of the last three fiscal years paid or accrued to the Chief Executive Officer and each of the other four most highly compensated executive officers of HickoryTech in 2002 is set forth below.

	Annual Compensation(1)							Long Term Compensation(1)
								Award	Payouts
Name and Principal Position	Year	Salary ($)			Bonus ($)(2)			Securities Underlying Options/ SARs (#)	LTIP Payouts	All Other Compensation ($)
ROBERT D. ALTON, JR(3) Chairman, President and Chief Executive Officer	2002 2001 2000	$ $ $	241,972 241,972 241,972	(4) (4) (4)	$ $ $	128,360 91,500 110,097		-0- 15,000 20,000	$-0- 150,300 -0-	$ $ $	16,403 10,200 10,200	(5)(6) (5) (5)
JOHN E. DUFFY(7) President and Chief Executive Officer	2002		$91,346			$115,850	(8)	-0-	-0-		$53,722	(5)(9)
DAVID A. CHRISTENSEN Vice President, Chief Financial Officer, Secretary and Treasurer	2002 2001 2000	$ $ $	140,000 140,000 136,000	(12)	$ $ $	55,965 88,369 51,544	(11)	12,000 8,000 8,500	$-0- 75,150 -0-	$ $ $	8,400 8,389 8,160	(5) (5) (5)
JOHN W. FINKE Vice President	2002 2001 2000	$ $ $	157,500 157,500 156,000	(12)	$ $ $	87,580 48,000 71,396		12,000 12,000 10,000	$-0- 45,090 -0-	$ $ $	9,428 9,000 9,348	(5) (5) (5)
JAY C. KNAUF(13)(14) Vice President	2002 2001 2000	$ $ $	146,300 146,300 78,077		$ $ $	80,488 51,238 38,485		8,000 8,000 -0-	$-0- 30,060 -0-	$ $ $	8,250 7,875 27,261	(5) (5) (5)(10)
F. ERNEST LOMBARD Vice President	2002 2001 2000	$ $ $	136,000 136,000 130,000	(12)	$ $ $	75,714 50,754 61,318		10,000 11,000 7,500	$-0- 60,120 -0-	$ $ $	8,160 6,691 2,600	(5) (5) (5)

(1)
The Annual Compensation and Long Term Compensation Tables were adjusted for previous years to consistently reflect total compensation earned during the calendar year. The table previously reflected total compensation paid in the calendar year.

(2)
HickoryTech has an Executive Incentive Plan whereby key executives may receive additional compensation based on pre-established annual performance goals of HickoryTech, its divisions and the individual executive. In addition to cash compensation, each executive receives a performance award equal to one-half of the cash compensation. The aggregate amount of the cash award and performance award credit are shown in this column. The performance award is credited to the executive's performance account. This credit is used to acquire common stock of HickoryTech which is held in a trust. The stock account is credited with additional shares equal to the dividends on the shares held in the account.

(3)
Mr. Alton retired as an employee of HickoryTech on December 31, 2002. Mr. Alton remains on the Board of Directors.

(4)
Includes deferred compensation of $11,522 in 2002, $11,522 in 2001, and $11,522 in 2000 pursuant to a Supplemental Retirement Agreement with HickoryTech. Each year Mr. Alton accrued benefits under such plan equal to 5% of his base salary. This accumulation commenced January 1, 1993, and benefit payments will commence on the earlier of Mr. Alton's 62nd birthday or his date of death.

(5)
Consists of employer contributions to HickoryTech's 401(k) Plan.

(6)
Includes $4,428 per year for health care benefits which the Company agreed to provide for Mr. Alton and $975 per year for wireline and DSL services which the Company agreed to provide as long as Mr. Alton continues to reside in Mankato, Minnesota, in connection with Mr. Alton's retirement from the Company.

(7)
Mr. Duffy joined HickoryTech as President and Chief Executive Officer on July 1, 2002.

(8)
For 2002, includes a $77,850 one-time stock award related to Mr. Duffy's hiring by HickoryTech.

(9)
Includes a $50,000 one-time payment relating to Mr. Duffy's hiring by HickoryTech, a $1,530 payment for moving expenses, and a $2,192 employer contribution to the 401(k) plan.

(10)
Includes a $25,000 one-time payment relating to Mr. Knauf's hiring by HickoryTech and a $2,261 employer contribution to the 401(k) Plan.

(11)
Includes a $43,369 discretionary stock award for Mr. Christensen.

(12)
For 2000, includes a $5,000 one-time payment relating to performance for Mr. Christensen, a $6,000 one-time payment relating to performance for Mr. Finke, and a $5,000 one-time payment relating to performance for Mr. Lombard.

(13)
Mr. Knauf became an officer of HickoryTech in June, 2000. Actual compensation for the calendar year 2000 is reflected.

(14)
Mr. Knauf's employment with HickoryTech ended January 13, 2003 and he is no longer an executive officer.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term ($)
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted To Employees In Fiscal Year	Exercise Price ($/Share)	Expiration Date	5%(2)	10%(2)
Alton	-0-	-0-	$-0-	N/A	$-0-	$-0-
Christensen	12,000	12.3%	$13.16	May 31, 2012	$99,360	$251,640
Duffy	-0-	-0-	$-0-	N/A	$-0-	$-0-
Finke	12,000	12.3%	$13.16	May 31, 2012	$99,360	$251,640
Knauf	8,000	8.2%	$13.16	May 31, 2012	$66,240	$167,760
Lombard	10,000	10.3%	$13.16	May 31, 2012	$82,800	$209,700

(1)
The options were granted at the fair market value of the shares on May 31, 2002. The options may be exercised for one-third of the shares after May 31, 2003, one-third of the shares after May 31, 2004, and one-third of the shares after May 31, 2005. All options expire on May 31, 2012, or three months following termination of employment with HickoryTech. All options vest upon the occurrence of certain change in control and related events concerning HickoryTech.

(2)
The market price on May 31, 2002 was compounded at 5% and 10% over the ten-year term of the options. The resulting stock price was reduced by the exercise price to determine the potential realizable gain at the assumed rates of appreciation. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent HickoryTech's estimate or projection of future common stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions.

FISCAL YEAR-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at Fiscal Year-End #		Value of Unexercised In-The-Money Options At Fiscal Year-End $
Name
	Exercisable	Unexercisable(1)	Exercisable	Unexercisable(2)
Alton	109,791	-0-	$3,027	$-0-
Christensen	35,578	20,166	$566	$-0-
Duffy	-0-	-0-	$-0-	$-0-
Finke	17,167	23,333	$-0-	$-0-
Knauf	2,667	13,333	$-0-	$-0-
Lombard	8,567	19,833	$-0-	$-0-

(1)
All of the unexercisable options described above will vest upon the occurrence of certain change in control and related events concerning HickoryTech.

(2)
The value of unexercised options at December 31, 2002 is determined by multiplying the difference between the exercise prices of the options and the closing price of HickoryTech's common stock on the Nasdaq National Market on December 31, 2002 ($9.53 per share) by the number of shares underlying the options. Stock options with an exercise price in excess of $9.53 have been valued at zero.

LONG TERM INCENTIVE PLAN
AWARDS IN LAST FISCAL YEAR

        HickoryTech has implemented a Stock Award Program (the "Program") each year since 1993 pursuant to the terms of HickoryTech's 1993 Stock Award Plan. This Plan was approved by the shareholders in 1993 and has been since amended. Each year the Compensation Committee establishes a range of shares that may be issued to the executives of HickoryTech contingent upon achievement of performance objectives over a three-year period. The objectives are based on achievement of three-year cumulative EBITDA for HickoryTech and its divisions, as may be modified by the Compensation Committee.

			Estimated Future Payouts Under Non-Stock Price-Based Plans
	Number of Shares, Units or Other Rights (#)(1)(2)	Performance or Other Period Until Maturation or Payout
Name
			Threshold(3)	Target(3)	Maximum(3)
Alton(4)	-0-	2002-2004	-0-	-0-	-0-
Duffy	-0-	2002-2004	6,500	13,000	19,500
Christensen	-0-	2002-2004	2,000	4,000	6,000
Finke	-0-	2002-2004	3,000	5,000	7,000
Knauf(4)	-0-	2002-2004	-0-	-0-	-0-
Lombard	-0-	2002-2004	2,000	4,000	6,000

(1)
The numbers in this column represent the number of shares of common stock awarded to the named individual during fiscal year 2002 under the 2002-2004 Plan Year. Payments are made at the end of the applicable performance period if, and to the extent that, pre-determined performance objectives are achieved. No portion of this award is payable for less than threshold performance unless the Compensation Committee determines otherwise at their discretion.

(2)
The award was not expressed in these terms.

(3)
There is a potential range of shares established for each participant under the Program. The range has a separate threshold, target and maximum number of shares that can be awarded once the pre-established performance objectives of HickoryTech have been achieved. No shares under the Program will be issued if pre-established performance objectives are not achieved, unless the Compensation Committee determines otherwise at their discretion.

(4)
Mr. Alton retired as an employee on December 31, 2002 and Mr. Knauf's employment with the Company ended on January 13, 2003; therefore, neither are eligible for any benefits under this Plan.

COMPENSATION OF DIRECTORS

        In 2002, the directors were paid an annual retainer of $10,000. In addition, directors receive $750 for each Board and committee meeting they attend. These fees are waived if the director is a paid employee of HickoryTech. Directors have the option of receiving the retainer fee in cash or in shares of common stock of HickoryTech. In 2003, the directors will be paid a $15,000 annual retainer. Directors will have the option to receive $10,000 of this annual retainer in cash or in shares of HickoryTech common stock, and $5,000 of the retainer will be paid solely in shares of HickoryTech common stock.

        The Chairman of the Board, who is not an employee of HickoryTech, will receive an additional annual retainer of $24,000 which may be paid in cash or shares of HickoryTech common stock.

        Directors who leave the Board will continue to receive their annual retainer, at the same rate, for three years after leaving the Board if they have served three consecutive Board terms, or, regardless of the length of service, after the occurrence of certain change in control and related events concerning HickoryTech.

        The shareholders approved a Directors' Stock Option Plan in 1998. Under this Plan, each director receives an option to purchase 5,000 shares of HickoryTech common stock at fair market value determined on a specific date as established in the Plan if HickoryTech meets pre-established financial objectives. The Plan also provides for acceleration of the issuance of options upon the occurrence of certain change of control and related events concerning HickoryTech. For 2002, the financial objectives were met, and each director received an option to purchase 5,000 shares of HickoryTech common stock.

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS, SEVERANCE AGREEMENTS AND OTHER AGREEMENTS

        HickoryTech has Change of Control Agreements with the following named executive officers: John E. Duffy, David A. Christensen, John W. Finke, and F. Ernest Lombard. These agreements provide that if (1) within three years of a change in control of HickoryTech, the employment of any of the above-named officers is adversely affected and such officer terminates his employment with HickoryTech for a reason other than for cause, death or disability, or (2) within a thirty day period following the first anniversary of a change in control of HickoryTech, any of the above-named officers terminates his employment with HickoryTech for any reason other than for cause, death or disability, such officer is entitled to a lump-sum payment. Such lump-sum payment will be the relevant officer's annual compensation multiplied by 2.99 in the case of Mr. Duffy, and multiplied by two in the cases of Messrs. Christensen, Finke and Lombard. In the event of a change in control of HickoryTech and the subsequent termination of the officers, the approximate maximum amount of compensation that would be paid to Messrs. Duffy, Christensen, Finke and Lombard under their current agreements would be $1,535,650, $555,680, $669,745, and $560,260, respectively.

        HickoryTech entered into an Agreement with Robert D. Alton, Jr., which became effective at the time he retired as an executive officer of HickoryTech on December 31, 2002, and which provides for the option to continue under the Company's Health Care Plan at the same benefit level and rate as other retirees of the Company. The Company will contribute $369 per month, or 75% of the total health care insurance premium, whichever is less. HickoryTech will pay the basic cost of Mr. Alton's monthly wireline service, DSL service, and a 30% discount on wireline features for Mr. Alton as long as he continues to reside in Mankato. All stock options previously granted to Mr. Alton during his ten-year employment with the Company were vested on December 31, 2002. This constituted the vesting of 16,666 previously granted options. The period of time to exercise all Mr. Alton's previously granted stock options was extended to twelve months from three months. This extension may cause HickoryTech to realize a compensation expense of $173,000 in 2003. In exchange for these benefits, Mr. Alton entered into a Non-compete Agreement which remains valid through December 31, 2004.

        HickoryTech has a Supplemental Retirement Agreement with Mr. Christensen. The Supplement Retirement Plan was frozen in 1994. The funds in the Plan accrue interest each year. Mr. Christensen will be eligible for benefits under the plan when he reaches age 65, is disabled or dies, whichever comes first.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

        During the fiscal year 2002, the Board of Directors held sixteen meetings. HickoryTech has an Audit Committee consisting of Messrs. Else, Bosacker and Kearney. The Audit Committee reviews internal controls of HickoryTech and its financial reporting, and meets with certified public accountants on these matters; four meetings were held in 2002. HickoryTech also has a Compensation Committee consisting of Messrs. Holdrege, Bosacker, Kirklin, Jacobson and Ms. Craig. The Compensation Committee makes recommendations to the Board regarding compensation for top management of HickoryTech; seven meetings were held in 2002. HickoryTech also has a Corporate Development Committee consisting of Messrs. Alton, Else, Holdrege, Kearney, Kirklin and Switz. The Corporate Development Committee investigates potential expansion and new markets for HickoryTech; no meeting was held in 2002. HickoryTech initiated a Governance/Nominating Committee in 2002, consisting of Ms. Craig, and Messrs. Jacobson, Kirklin and Kearney; one meeting was held in 2002. The Governance/Nominating Committee will consider nominees recommended by security holders. Each director attended at least 75% of the Board meetings and meetings of the committees on which they serve with the exception of Mr. Switz.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

        The compensation program for executives is the responsibility of the Compensation Committee of the Board of Directors (the "Committee"). In 2002, the Committee was composed of five outside directors, Messrs. Holdrege, Bosacker, Kirklin, Jacobson and Ms. Craig. Mr. Holdrege is Chair of this Committee.

        The Board of Directors has established the following ongoing principles and objectives for HickoryTech's executive compensation program:

  1.
  Provide compensation opportunities that will attract, motivate and retain highly qualified managers and executives.

  2.
  Link executives' total compensation to HickoryTech's financial performance and individual job performance.

  3.
  Provide a balance between incentives focused on achievement of annual objectives and longer term incentives linked to increases in earnings and shareholder value.

        There are three elements to the compensation plan: annual base salary, cash or stock bonuses under an executive incentive plan (the "Executive Incentive Plan"), and longer term incentives under a stock award plan (the "Stock Award Plan").

        When setting annual base salaries and making awards under incentive plans, the Compensation Committee considers Company performance and compensation levels of comparable companies with a goal of remaining reasonably competitive with comparable companies. A thorough review of the executive compensation program was conducted in 2002, and some modifications were made in the total compensation program for 2003 in support of the above objectives.

        In 2002, the Executive Incentive Plan had both an annual and a long-term component. The Executive Incentive Plan rewards an executive with a cash bonus for attainment of annually established financial and customer growth objectives. The financial objectives are based on a combination of revenues and earnings. The individual executive's performance and achievement of key strategic objectives was also factored into awards made under the Executive Incentive Plan. In addition to the payment of a cash bonus, an account is established for each executive equal to 50% of the cash bonus. This award is credited to a stock account used to acquire common stock of HickoryTech, which is held in a trust. The account is credited with additional shares equal to the dividends on the shares held in the account. In 2003, the Executive Incentive Plan will be modified to provide for an annual focus and the total of any bonus earned under this Plan will be paid in cash. The long-term components of executive compensation will be made in stock as outlined below. In 2003, the financial objectives under the Executive Incentive Plan were also reviewed and modified to more closely align with the strategic focus of HickoryTech.

        The Stock Award Plan allows HickoryTech to issue restricted shares, unrestricted shares, incentive stock options and non-qualified stock options to executives of HickoryTech. The Stock Award Plan has two components: grants of options to purchase common stock and a long-term stock incentive program. The stock option component of the Stock Award Plan provides for the issuance of incentive stock options to seven current executives of HickoryTech. The incentive stock options vest over a three-year period and must be exercised within ten years of their issuance. Stock options are designed to reward executives as the stock price increases. The long-term incentive component of the 2002 Stock Award Program established a range of shares that may be issued to each officer under the Program contingent upon the achievement of performance objectives over a three-year period. For the Plans concluding in 2001 and 2002, the objectives were based on increases in the shareholder value of HickoryTech. The shareholder value is a measurement of estimated market value added, identifying key value drivers with appropriate offsets for non-equity stakeholdings, as set forth in the provisions of the Plan. For the Plan concluding in 2001, which was awarded in early 2002, the Compensation Committee exercised their discretion and awarded shares under this Plan due to the increase in Net Shareholder Value being close to the pre-established objective. For the Stock Award Plan ending in 2002, which was awarded in early 2003, the pre-established objective was not met and there were no payouts made to executives under this Plan.

        The Committee applied the above-described principles and objectives in determining the compensation of the Chief Executive of HickoryTech, Mr. Alton, in 2002 and in determining the total compensation package for Mr. Duffy upon his hire in 2002. In determining the 2002 compensation, the Committee reviewed Mr. Alton's and Mr. Duffy's total compensation program to ensure its relationship to the competitive market as well as to the performance of HickoryTech. In establishing Mr. Alton's total compensation for 2002, the Committee specifically considered the results of HickoryTech in 2001 and 2002 as compared to targeted financial objectives, shareholder value and the growth rate of operations. Additionally, the Committee applied the above-described principles to determine Mr. Alton's bonus payment under the Executive Incentive Plan. For 2002, Mr. Alton did not accept an increase to his base salary to assist in the Company's efforts to control costs.

        In determining the total compensation package for Mr. Duffy, the Committee considered the competitive market and the objectives of the Company. For 2002, in addition to base salary, Mr. Duffy received a one-time payment to assist with his relocation and a bonus opportunity for achievement of strategic objectives. The Committee also provided Mr. Duffy a one-time grant of 5,000 shares of HickoryTech common stock upon his hire. For 2003, the Committee provided Mr. Duffy with a compensation package including base salary, a bonus opportunity, and eligibility for stock options and stock grants for the existing and future long-term stock plans, if pre-established financial objectives are achieved.

COMPENSATION COMMITTEE James H. Holdrege Lyle T. Bosacker Myrita P. Craig Lyle G. Jacobson Starr J. Kirklin

FIVE-YEAR SHAREHOLDER RETURN
PERFORMANCE PRESENTATION

        The following table compares the cumulative total shareholder return on the common stock of HickoryTech for the last five fiscal years with the cumulative total return on the Russell 2000 Index, the NASDAQ Telecommunications Index and a peer group index. "Total shareholder return" assumes the investment of $100 in HickoryTech's common stock, the Russell 2000 Index, the NASDAQ Telecommunications Index and the peer group index on December 31, 1997 and reinvestment of all dividends. The peer group index has been approved by the Board of Directors and consists of five independent telecommunications companies. These companies were selected because they had a proportion of core business in regulated telephone operations, a pattern of internal diversification and external acquisition activities similar to HickoryTech. The companies in the peer group index are CT Communications, Inc., D & E Communications, Inc., North Pittsburgh Systems, Inc., Shenandoah Telecommunications Co., and SureWest Communications.

TOTAL SHAREHOLDER RETURNS

ANNUAL RETURN PERCENTAGE

	Years Ending
Company Name/Index
	Dec '98	Dec '99	Dec '00	Dec '01	Dec '02
HickoryTech Corporation	13.07	19.80	40.43	-15.02	-41.87
Russell 2000 Index	-2.55	21.26	-3.02	2.49	-20.48
NASDAQ Telecommunications Index	65.05	78.74	-57.38	-33.07	-53.95
Peer Group	1.82	30.14	-10.57	24.69	-21.92

INDEXED RETURNS

		Years Ending
Company Name/Index	Base Period Dec '97
		Dec '98	Dec '99	Dec '00	Dec '01	Dec '02
HickoryTech Corporation	100	113.07	135.46	190.23	161.65	93.97
Russell 2000 Index	100	97.45	118.17	114.60	117.45	93.39
NASDAQ Telecommunications Index	100	165.05	295.01	125.74	84.16	38.76
Peer Group	100	101.82	132.51	118.51	147.77	115.38
Peer Group Companies
CT Communications, Inc., D & E Communications, Inc., North Pittsburgh Systems, Inc., Shenandoah Telecommunications Co., and SureWest Communications

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is responsible for overseeing management's financial reporting practices and internal controls and for audit functions. The Audit Committee is composed of three outside, independent directors all of whom meet the independence requirements of applicable NASDAQ listing requirements. The Audit Committee acts under a written charter that was first adopted and approved by our Board of Directors on April 27, 2000. A copy of the Audit Committee charter was attached to our Proxy Statement for the 2001 Annual Shareholder Meeting.

        In connection with our consolidated financial statements for the fiscal year ended December 31, 2002, the Audit Committee has:

  •
  reviewed and discussed the audited financial statements with management and with representatives of PricewaterhouseCoopers LLP, our independent auditors;

  •
  discussed with our independent auditors the matters required to be discussed by Statement On Auditing Standards No. 61 (Communications with Audit Committees); and

  •
  received from our independent auditors the disclosures regarding PricewaterhouseCoopers LLP's independence as required by Independence Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with representatives of PricewaterhouseCoopers LLP their independence, including the compatibility of non-audit services with the auditors' independence.

        Based on these actions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE Lyle T. Bosacker Robert K. Else R. Wynn Kearney, Jr.

INDEPENDENT PUBLIC ACCOUNTANTS

        The firm PricewaterhouseCoopers LLP, Minneapolis, Minnesota, independent public accountants, audited the financial statements of HickoryTech for the fiscal year ended December 31, 2002, and has been HickoryTech's auditor since 1998. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions with respect to that firm's audit.

Audit Fees

        Fees billed or expected to be billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the year ended December 31, 2002 and for reviews of those financial statements included in the Company's quarterly reports on Form 10Q total $160,000.

Financial Information Systems Design and Implementation Fees

        PricewaterhouseCoopers did not provide any service in connection with financial information systems design and implementation.

All Other Fees

        Fees billed or expected to be billed to the Company by PricewaterhouseCoopers for all other services provided during 2002, including corporate tax review services, total $43,175.

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers' independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than 10% of HickoryTech's common stock to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and to furnish HickoryTech with copies of such reports. During fiscal 2002, the Form 4 Statement of Changes in Beneficial Ownership filing for 3,000 shares sold in June and for 500 shares sold in July by Jon Anderson was inadvertently not filed until February 2003, and the Form 4 Statement of Changes in Beneficial Ownership filing for 2,390 shares sold in July by F. Ernest Lombard was inadvertently not filed until February 2003. To HickoryTech's knowledge, based solely on review of the copies of such reports furnished to HickoryTech, all other Section 16(a) filing requirements were satisfied.

METHOD AND EXPENSES OF SOLICITATION

        The cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting and this Proxy Statement, will be paid by HickoryTech. HickoryTech may also reimburse brokers, banks and others holding shares in their names that are beneficially owned by others for the cost of forwarding proxy materials and obtaining proxies from their principals. In addition to solicitation by mail, officers or regular employees of HickoryTech may solicit proxies by personal interview, mail, telephone and other appropriate communication methods. They do not, however, receive additional compensation for soliciting shareholder proxies.

PROPOSALS OF SHAREHOLDERS

        Proposals submitted by shareholders must be received by HickoryTech no later than November 8, 2003 for inclusion in the proxy materials for the next Annual Meeting proposed to be held in April, 2004. The By-Laws of HickoryTech provide that for shareholders to properly bring a proposal before a regular meeting of the shareholders, the shareholders must submit a written notice to the Secretary of HickoryTech. The written notice must set forth: (1) the names and addresses of the shareholders; (2) the class and number of shares owned by the shareholders; (3) a brief description and the reasons for the proposal; and (4) any material interest of the shareholders in the proposal. Proposals submitted by shareholders must also comply with all applicable rules and regulations of the SEC. This notice must be received by HickoryTech no later than November 8, 2003.

AVAILABILITY OF FORM 10-K

        Shareholders of record on March 5, 2003 may obtain a copy of HickoryTech's Form 10-K for the 2002 fiscal year, free of charge, by a written request to HickoryTech's executive offices directed to:

  David A. Christensen, Secretary
  HickoryTech Corporation
  221 East Hickory Street, P.O. Box 3248
  Mankato, Minnesota 56002-3248

OTHER MATTERS

        The Management does not know of other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

BY THE ORDER OF THE BOARD OF DIRECTORS HICKORYTECH CORPORATION
/s/ MYRITA P. CRAIG
Myrita P. Craig—Chairman
Mankato, Minnesota March 7, 2003

221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 14, 2003
2:00 p.m.

Mankato Holiday Inn
101 Main Street
Mankato, Minnesota 56001

HickoryTech Corporation 221 East Hickory Street P.O. Box 3248 Mankato, Minnesota 56002-3248	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 14, 2003.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Item 1.

By signing the proxy, you revoke all prior proxies and appoint John E. Duffy and Lyle T. Bosacker, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Please vote, sign and date on the reverse side. Thank you.

See reverse for voting instructions.

COMPANY # CONTROL #

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK *** EASY *** IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on April 11, 2003.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.

  •
  You will then receive additional prompts to complete your voting.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to HickoryTech Corporation, c/o Shareowner Services™, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone, please do not mail your Proxy Card
\/    Please detach here    \/

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:	01 Lyle T. Bosacker	03 John E. Duffy	☐	Vote FOR	☐	Vote WITHHELD
	02 Myrita P. Craig			all nominees (except as marked)		from all nominees
Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL. PLEASE SIGN AND RETURN PROMPTLY. THANK YOU.
Address Change? Mark Box	☐
Indicate changes below:		Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

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SOLICITATION
REVOCABILITY OF PROXY
ANNUAL REPORT
VOTING
ITEMS REQUIRING YOUR CONSIDERATION
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF MANAGEMENT
OTHER EXECUTIVE OFFICERS
BENEFICIAL OWNERS OF COMMON STOCK
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
FISCAL YEAR-END OPTION VALUES
LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
COMPENSATION OF DIRECTORS
EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS, SEVERANCE AGREEMENTS AND OTHER AGREEMENTS
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
FIVE-YEAR SHAREHOLDER RETURN PERFORMANCE PRESENTATION
TOTAL SHAREHOLDER RETURNS
ANNUAL RETURN PERCENTAGE
INDEXED RETURNS
AUDIT COMMITTEE REPORT
INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
METHOD AND EXPENSES OF SOLICITATION
PROPOSALS OF SHAREHOLDERS
AVAILABILITY OF FORM 10-K
OTHER MATTERS